Exhibit 99.1
Press Release
Contact: Carole Collins
Investor Relations Director
(770) 248-9600

INTERCEPT UPDATES FINANCIAL OUTLOOK
FOR 2002 AND 2003

ATLANTA, GA (January 9, 2003) – InterCept, Inc. (Nasdaq: ICPT), a leading provider of technology products and services for financial institutions and merchants, today announced an update to its financial outlook for 2002 and 2003. InterCept previously announced that it expected its 2002 earnings per share to be in the range of $1.11 to 1.15 (excluding losses from Netzee Inc. and non-recurring charges) . InterCept now expects that those earnings will be in the range of $0.92 to $0.98 per share, and it is withdrawing previously issued earnings guidance for 2003.

In addressing the revised outlook, John W. Collins, Chairman and CEO of InterCept stated, “The earnings shortfall resulted from poor performance in our merchant division, as well as weakness in our financial institutions division. Reduced revenues in our merchant area resulted primarily from the iBill operations, which experienced a large loss of merchant customers following the implementation of a new credit card association rule in mid-November. A number of iBill’s web merchants declined to pay a registration fee mandated by the new rule, resulting not only in reduced revenues from our portion of the registration fee but also lost transaction processing fees from the departed merchants. Moreover, iBill incurred costs to transfer its transaction processing from our subsidiary, EPX, to a third party processor. We made this transfer because iBill’s settlement bank decided to discontinue certain operations essential to iBill, and we believed iBill could obtain those services only through a settlement bank affiliated with a third party processor.”

“In addition,” said Collins, “we terminated processing for certain iBill merchant customers due to their persistent non-compliance with credit card association rules. As we continue to examine iBill’s customer base for merchants who are not complying with credit card association rules or our underwriting standards, iBill may experience further customer attrition.”

Mr. Collins continued, “In our financial institutions division, lower transaction volumes during the holiday season resulted in reduced check processing fees and lower fees from debit card and ATM operations. Further, financial institutions continued to defer decisions to purchase in-house software and hardware products. As a result, sales in the one-time or non-recurring components of our business were weaker than we had previously anticipated, and this weakness was worsened by delayed conversions of software systems that we had expected to install in the fourth quarter. “

Regarding 2003, Mr. Collins stated, “We previously announced earnings guidance of $1.28 – $1.32 per share for 2003. Due to our continued examination of iBill’s customer base for compliance, reduced transaction volumes, weakness in one-time sales, and short term business uncertainty, we believe it prudent to withdraw guidance for 2003.”

InterCept has scheduled a conference call to discuss this press release at 8:30 AM EST on January 10, 2003. InterCept will also provide an online Web simulcast and rebroadcast of the call. Live broadcast of the call will be available online at http://www.intercept.net . To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An online replay of the call will be available shortly after it ends and will continue to be available through February 10, 2003.

About InterCept
InterCept is a single-source provider of a broad range of technologies, products and services that work together to meet the technological and operating needs of financial institutions and merchants. InterCept’s products and services include core data processing, check processing and imaging, ATM and debit card processing, merchant processing, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.

This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates, and projections about InterCept and our industry. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of InterCept’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether we can: continue to sustain our current internal growth rate or our total growth rate; successfully close and integrate recent acquisitions of assets and businesses and other operations we may acquire; continue to provide enhanced and new products and services that appeal to our financial institution and merchant customers; continue to have access to the debt and equity capital we need to sustain our growth; and achieve our sales objectives. Other risks include the possibility that credit card companies may fine us for excessive credit card charge-backs or other issues arising out of our merchant services operations; the possibility that the termination of customers or other changes in our merchant services business could affect its value and result in the impairment of that asset or other intangible assets, which would require us to record an impairment charge in our statement of operations; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in detail in the section in our most recent Quarterly Report on Form 10-Q entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations – Disclosure Regarding Forward-Looking Statements.

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